UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 22, 2018

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 8.01    Other Events

On October 22, 2018, Transocean Ltd. announced that Transocean Inc., its wholly-owned subsidiary, has priced its previously-announced offering (the “Offering”) of US$750 million aggregate principal amount of senior unsecured notes due 2025 (the “Notes”) to eligible purchasers pursuant to Rule 144A/Regulation S. The Notes will be guaranteed by Transocean Ltd. and certain of Transocean Inc.’s subsidiaries.

The notes will bear interest at the rate of 7.25% per annum.   The Offering is expected to close on or about October 25, 2018, subject to customary closing conditions.  The company intends to use the net proceeds from the Offering to pay a portion of the cash consideration for its merger with Ocean Rig UDW Inc. and for related fees and expenses, or for general corporate purposes.

A copy of the press release announcing the pricing of the Offering is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release Announcing Pricing of Notes

Index to Exhibits

s
Exhibit No.		Description

99.1		Press Release Announcing Pricing of Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 22, 2018	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person